EXHIBIT 99.1

Sturm, Ruger & Company, Inc. Reports
Fourth Quarter and Full-Year 2025 Results

Delivered Fourth Quarter Net Sales of $151.1 million and
Full-Year Net Sales of $546.1 Million

Generated $54.3 Million of Cash from Operations in 2025

Returned $36.2 Million of Cash to Shareholders in 2025

Declares Quarterly Dividend of $0.08 Per Share

MAYODAN, NORTH CAROLINA – March 2, 2026 – Sturm, Ruger & Company, Inc. (NYSE: RGR) (“Ruger” or the “Company”) announced today its financial results for the fourth quarter and full-year 2025.

Fourth Quarter 2025 Financial Highlights

•	The Company achieved fourth quarter net sales of $151.1 million, a 3.6% increase over the $145.8 million achieved in the corresponding period in 2024.

•	For the fourth quarter, Ruger saw diluted earnings of $0.21 per share compared to $0.62 per share in the corresponding period in 2024.

•	On an adjusted basis, diluted earnings for the fourth quarter of 2025 were $0.26 per share.

Full-Year 2025 Financial Highlights

•	The Company achieved full-year net sales of $546.1 million, a 1.9% increase over the $535.6 million achieved in the corresponding period in 2024.

•	For the full-year, Ruger lost $0.27 per share in 2025 compared to diluted earnings of $1.77 per share in the corresponding period in 2024. Adjusted diluted earnings per share were $0.84 in 2025 and $1.86 in 2024.

The Company also announced today that its Board of Directors declared a dividend of $0.08 per share for the fourth quarter for stockholders of record as of March 16, 2026, payable on March 31, 2026. This dividend equates to approximately 40% of net income.

“We are encouraged by our fourth quarter and full-year results, with revenues exceeding the same periods last year despite a challenging consumer environment. This performance reflects the strength of our product strategy and our continued focus on innovation,” said Todd Seyfert, President and Chief Executive Officer. “During the fourth quarter, we launched 65 new models, including three new platforms – the Glenfield by Ruger rifle, the Red Label III shotgun and the Harrier rifle – all of which are seeing strong consumer demand. Along with the continued expansion of Marlin rifles, the American Rifle Gen II family and the RXM lineup, our product pipeline is delivering as planned and enabling Ruger to outperform the broader market.”

Additional Highlights

•	The estimated sell-through of the Company’s products from the independent distributors to retailers in 2025 increased by 4.5% from 2024, despite a 4.1% decrease in adjusted NICS during the same period.
•	Sales of new products, including the RXM pistol, Marlin lever-action rifles and American Centerfire Rifle Generation II, represented $173 million, or 33%, of firearm sales in 2025. New product sales include only major new products that were introduced in the past two years.
•	In 2025, the Company’s finished goods inventories decreased 47,700 units from the elimination of the models that were rationalized in the second quarter, while distributors’ inventories decreased 33,500 units reflecting strong retail pull through of our new products.
•	For 2025, cash generated from operations totaled $54.3 million. As of December 31, 2025, Ruger’s cash and short-term investments totaled $92.5 million. The Company’s current ratio is 3.9 to 1 and there is no debt.
~~•~~	In 2025, capital expenditures totaled $30.9 million, including $15.0 million for the Anderson acquisition in Hebron, KY.
•	In 2025, the Company returned $36.1 million to its shareholders through the payment of $10.1 million in quarterly dividends and $26.0 million through the repurchase of 733,000 shares of its common stock at an average cost of $35.60 per share.

“While our product momentum and demand remain strong, we must stay focused on improving our bottom-line performance. As I outlined last year, increasing profitability, aligning our manufacturing footprint with demand and right-sizing the business for the future are not optional – they are essential,” Seyfert added. “Over the past year, we have begun taking decisive actions to better balance capacity, control costs and position Ruger for long-term success. As we start 2026 our team continues to be focused on executing the plan, continuing to improve our cost structure and investing in the products and capabilities that will enable our growth and performance in the future.”

Today, the Company filed its Annual Report on Form 10-K for 2025. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

The Annual Report on Form 10-K for 2025 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

Earnings Call Information

The Company will host a webcast at 4:30pm ET today to discuss the fourth quarter and full-year 2025 financial results. Participants may access the live webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of 40 product lines, across the Ruger, Marlin and Glenfield brands. For over 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

Forward-Looking Statements

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

This press release includes certain non-GAAP financial measures, including EBITDA and adjusted earnings per share. These measures are not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. Reconciliations of each non-GAAP measure to the most directly comparable GAAP measure are included in the tables accompanying this release.

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2025	2024

Assets

Current Assets

Cash and cash equivalents	$18,451	$10,028
Short-term investments	74,082	95,453
Trade receivables, net	64,510	67,145

Gross inventories	113,166	149,417
Less LIFO reserve	(67,058)	(66,398)
Less excess and obsolescence reserve	(3,227)	(6,533)
Net inventories	42,881	76,486

Prepaid expenses and other current assets	11,680	9,245
Total Current Assets	211,604	258,357

Property, plant and equipment	506,799	477,622
Less allowances for depreciation	(426,702)	(406,373)
Net property, plant and equipment	80,097	71,249

Deferred income taxes	19,720	16,681
Other assets	30,576	37,747
Total Assets	$341,997	$384,034

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (CONTINUED)

(Dollars in thousands, except per share data)

December 31,	2025	2024

Liabilities and Stockholders’ Equity

Current Liabilities

Trade accounts payable and accrued expenses	$34,122	$35,750
Contract liabilities with customers	—	—
Product liability	964	431
Employee compensation and benefits	15,023	18,824
Workers’ compensation	4,638	5,804
Total Current Liabilities	54,747	60,809

Lease liability	1,158	1,747
Employee compensation	2,271	1,835
Product liability accrual	61	61

Contingent liabilities	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1:
Authorized shares – 50,000; none issued
Common stock, par value $1:
Authorized shares – 40,000,000
2025 – 24,490,478 issued,
15,944,253 outstanding
2024 – 24,467,983 issued,
16,790,824 outstanding	24,490	24,468
Additional paid-in capital	55,356	50,536
Retained earnings	422,045	436,609
Less: Treasury stock – at cost
2025 –8,546,225 shares
2024 – 7,677,159 shares	(218,131)	(192,031)
Total Stockholders’ Equity	283,760	319,582
Total Liabilities and Stockholders’ Equity	$341,997	$384,034

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

Year ended December 31,	2025	2024	2023

Net firearms sales	$543,474	$532,608	$540,746
Net castings sales	2,583	3,035	3,021
Total net sales	546,057	535,643	543,767

Cost of products sold	464,906	421,228	410,148

Gross profit	81,151	114,415	133,619

Operating Expenses (Income):
Selling	39,062	38,755	38,788
General and administrative	54,201	44,006	42,752
Other operating expense (income), net	187	—	(5)
Total operating expenses	93,450	82,761	81,535

Operating (loss) income	(12,299)	31,654	52,084

Other income:
Royalty income	1,401	857	658
Interest income	3,259	4,885	5,465
Interest expense	(94)	(102)	(205)
Other income, net	572	481	822
Total other income, net	5,138	6,121	6,740

(Loss) income before income taxes	(7,161)	37,775	58,824

Income taxes	(2,770)	7,212	10,609

Net (loss) income and comprehensive (loss) income	$(4,391)	$30,563	$48,215

Basic (Loss) Earnings Per Share	$(0.27)	$1.79	$2.73

Diluted (Loss) Earnings Per Share	$(0.27)	$1.77	$2.71

Weighted average number of common shares outstanding – Basic	16,235,995	17,088,205	17,676,955

Weighted average number of common shares outstanding – Diluted	16,235,995	17,270,101	17,811,218

Cash Dividends Per Share	$0.62	$0.69	$6.27

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2025	2024	2023

Operating Activities
Net (loss) income	$(4,391)	$30,563	$48,215
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	22,871	22,063	22,383
Stock-based compensation	5,020	4,342	3,989
Excess and obsolescence inventory reserve	(767)	413	1,308
Inventory write-off	17,002	—	—
Loss (gain) on disposal of assets	187	—	(5)
Deferred income taxes	(3,039)	(4,705)	(5,867)
Changes in operating assets and liabilities:
Trade receivables	2,635	(7,281)	5,585
Inventories	21,191	2,911	(16,125)
Trade accounts payable and accrued expenses	(2,746)	3,789	(4,406)
Contract liability with customers	—	(149)	(882)
Employee compensation and benefits	(3,416)	(5,869)	(6,469)
Product liability	533	(188)	372
Prepaid expenses, other assets and other liabilities	(772)	9,615	(13,026)
Income taxes receivable/payable	—	—	(1,171)
Cash provided by operating activities	54,308	55,504	33,901

Investing Activities
Property, plant and equipment additions	(15,846)	(20,821)	(15,796)
Purchase of Anderson Manufacturing assets	(15,010)	—	—
Purchases of short-term investments	(108,905)	(138,885)	(192,627)
Proceeds from maturity of short-term investments	130,276	145,917	249,274
Net proceeds from sale of assets	—	—	5
Cash (used for) provided by investing activities	(9,485)	(13,789)	40,856

Financing Activities
Dividends paid	(10,122)	(11,829)	(110,789)
Repurchase of common stock	(26,100)	(34,408)	(11,811)
Payment of employee withholding tax related to share-based compensation	(178)	(624)	(2,156)
Cash used for financing activities	(36,400)	(46,861)	(124,756)

Increase (decrease) in cash and cash equivalents	8,423	(5,146)	(49,999)
Cash and cash equivalents at beginning of year	10,028	15,174	65,173
Cash and cash equivalents at end of year	$18,451	$10,028	$15,174

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and three non-GAAP financial measures, EBITDA, EBITDA margin, and adjusted diluted earnings per share (“Adjusted EPS”), which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company believes that Adjusted EPS is useful to understanding its operating results and the ongoing performance of its underlying business by identifying unusual and infrequent non-operating items that are not related to our ongoing operations and presenting our earnings per share independent of those items. The Company uses both GAAP and non-GAAP financial measures to evaluate its financial performance.

Non-GAAP Reconciliation – EBITDA and EBITDA Margin

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2025	2024

Net income	$(4,391)	$30,563

Inventory rationalization	17,002	—
Income tax (benefit) expense	(2,770)	7,212
Depreciation and amortization expense	22,871	22,063
Interest expense	94	102
Interest income	(3,259)	(4,885)
EBITDA	$29,547	$55,055
EBITDA margin	5.4%	10.3%
Net income margin	(0.8)%	5.7%

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes certain one-time non-cash, non-operating expenses.

Non-GAAP Reconciliation – Adjusted EPS

Adjusted Diluted Earnings per Share

Adjusted diluted earnings per share is defined as (i) net income, adjusted to exclude items that may include, but are not limited to, significant charges or credits, and unusual and infrequent non-operating items that impact current results but are not related to our ongoing operations, such as M&A, integration and related costs, divided by (ii) the weighted average diluted common stock shares outstanding.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Diluted earnings per share	$0.21	$0.62	$(0.27)	$1.77

Inventory rationalization	—	—	0.63	—
Product rationalization and SKU reduction	—	—	0.24	—
Organizational realignment	—	—	0.12	0.07
Stockholder rights issues	0.04	—	0.04	—
Senior leadership transition	0.01	—	0.08	0.02
Adjusted diluted earnings per share	$0.26	$0.62	$0.84	$1.86